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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:
SDL, INC.                                      FINANCIAL RELATIONS BOARD
Donald R. Scifres, Chairman and CEO            Lisa Horn Chainey  (general info)
Michael L. Foster, VP Finance and CFO          Susan Katz (investor contact)
(408) 943-9411                                 Scott Marx (media)
                                               (415) 986-1591

         SDL, INC. ANNOUNCES THE ACQUISITION OF VERITECH MICROWAVE, INC.
           Acquisition Intended to Expand SDL's Module Level Offering
               to Dense Wavelength Division Multiplexing Customers

SAN JOSE, CALIFORNIA - FEBRUARY 29, 2000 - SDL, Inc. (Nasdaq: SDLI) announced today the signing of a definitive merger agreement with Veritech Microwave, Inc. valued at $590 million based on the February 28, 2000 SDL closing stock price. Veritech, a privately held company located in South Plainfield, New Jersey, is a leading manufacturer of high speed optoelectronic modules for long haul undersea and terrestrial fiber optic transmission systems. The acquisition will further SDL's position in high performance OC-192, 10 Gb/s module level transmitter and receiver products, and is expected to provide the functionality and performance required by SDL's large base of dense wavelength division multiplexing (DWDM) customers.

The merger agreement provides for the issuance of 1.5 million shares of SDL, Inc. stock in exchange for all of the stock of Veritech. Completion of the transaction is subject to customary closing conditions, including government and regulatory approval and is expected to close at the end of the first quarter. Veritech will continue to operate as a wholly owned subsidiary of SDL, Inc. In calendar year 1999, Veritech reported revenues in excess of $22 million and has approximately 100 employees. Pat McGeough, Sr., CEO and founder of Veritech, will continue with SDL as the General Manager of the SDL subsidiary and report to Greg Dougherty, chief operating officer of SDL.

Donald R. Scifres, CEO and chairman of SDL, Inc. stated, "As the industry moves to 10 and 40 Gb/s systems, our customers are demanding product modules with greater levels of functionality and performance. Veritech, through its co-planar technology, has demonstrated what we believe is the best bit error rate performance at OC-192 data rates allowing Veritech to service both long haul terrestrial and undersea markets. Veritech's technology is also expected to be a leading candidate for the OC-768 40 Gb/s systems of the future. SDL continues to pursue its strategic goal of enhancing and broadening its technology base through strategic acquisitions. With the acquisition of Veritech, SDL continues to position itself as a leading independent supplier of active components and optoelectronic modules in the industry."



                                     -more-

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SDL, Inc.
February 29, 2000/Page 2


Patrick McGeough, Sr. added, "By combining with SDL, we are teaming with a market leader which we believe will help us to expand our manufacturing and customer base. SDL is a leader in the manufacturing of OC-192 light modulators and active components used in DWDM systems, while Veritech is a leader in high speed electronics for drivers of external light modulators and high performance optical receivers. The combination of the two organizations enables the development of transmitter and receiver modules that offer telecommunications customers what we believe to be state-of-the-art performance for their OC-192 systems of today and the OC-768 systems of tomorrow."

ABOUT VERITECH

Veritech is a leading supplier of high speed transmission and receiver electronics. Their products interface between the electronic multiplexer and the optical components and consist of external modulator drivers and digitizers on the transmit side and limiting amplifiers, digitizers, low pass filters, clock recovery electronics and optoelectronic receivers on the receive end of the transmission system. Historically, most of Veritech's business has been in supplying the undersea market with electronics that accommodate OC-48, OC-96 and OC-192 rates. As the data rates and transmission spans increase for terrestrial systems, the demand for Veritech's products has gone beyond that of traditional undersea equipment manufacturers to include some of the long haul terrestrial equipment suppliers.

ABOUT SDL

SDL's products power the transmission of data, voice and Internet information over fiber optic networks to meet the needs of telecommunications, dense wavelength division multiplexing (DWDM), cable television and satellite communications applications. They enable customers to meet the bandwidth needs of increasing Internet, data, video and voice traffic by expanding their fiber optic communications networks much more quickly and efficiently than would be possible using conventional electronic and optical technologies. SDL's optical products also serve a variety of non-communications applications, including materials processing and printing. Additional information about SDL, Inc. is available on the Internet at www.sdli.com.

Statements in this press release which are not historical including statements regarding SDL's or management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding the furthering of the leading positions of SDL and Veritech, the enabling of SDL to provide products with performance its DWDM customers demand, the ability of the merged companies to successfully integrate and expand their product lines, customer base and manufacturing capability and offer the highest performance OC-192 transmitter modules and be the leading technology for the OC-768 systems of the future, the company's expectation to retain Veritech's general manager, and the expected closing date. It is important to note that the Company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include delay or failure to complete the transaction or successfully incorporate the acquired business, an inability to retain Veritech's general manager, risks related to uncertainties in or failure to meet customer product specifications and market requirements, an inability to expand the company's product lines and customer base, inability to develop new OC-768 products in a timely manner, and the risk factors listed from time to time in the Company's SEC reports including but not limited to, the annual report on Form 10-K and 10-K/A for the year ended January 1, 1999. and the quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1999.

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  For more information on SDL, Inc. at no cost, please call 800-PRO-INFO (U.S.)
                  or 732-544-2850 (Int'l), ticker symbol, SDLI.